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FORM 8-A/A
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ADOBE SYSTEMS INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	77-0019522
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
345 Park Avenue, San Jose, California	95110-2704
(Address of principal executive offices)	(Zip Code)

    Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
None	None

    If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction Act A.(c), check the following box.  / /

    If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  / /

    Securities Act registration statement file number to which this form relates:

                 (if applicable)

    Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

AMENDMENT NO. 3 TO FORM 8-A

    The undersigned registrant hereby amends the following Items, exhibits or other portions of its Application for Registration on Form 8-A dated July 24, 1990 for its Rights to Purchase Series A Preferred Stock, par value $0.0001 per share, as set forth in the pages attached hereto.

Item 1.  Description Of Registrant's Securities To Be Registered.

    Item 1 of the Form 8-A dated July 24, 1990 (as so amended, the "Form 8-A/A") filed by Adobe Systems Incorporated, a Delaware corporation (the "Company"), is hereby amended to include the following:

    On July 1, 2000, the Company amended its Rights Agreement, dated as of July 11, 1990, as amended by the Amended and Restated Rights Agreement dated as of April 30, 1996 (the "First Amended and Restated Rights Agreement"), by the Second Amended and Restated Rights Agreement dated as of July 30, 1997 (the "Second Amended and Restated Rights Agreement") and by the Third Amended and Restated Rights Agreement dated as of December 15, 1998 (the "Third Amended and Restated Rights Agreement"), by entering into the Fourth Amended and Restated Rights Agreement (the "Fourth Amended and Restated Rights Agreement"), dated as of July 1, 2000, with Computershare Investor Services, LLC. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Fourth Amended and Restated Rights Agreement.

    In general, the Third Amended and Restated Rights Agreement has been amended principally as follows:

    1.  to extend the Final Expiration Date of the Fourth Amended and Restated Agreement to July 23, 2010;

    2.  to reset the Purchase Price of the Rights;

    3.  to reset the number of Rights per share of Company Common Stock to one; and

    4.  to appoint Computershare Investor Services, LLC as the new Rights Agent.

    The Fourth Amended and Restated Rights Agreement was adopted in the normal course of updating and extending the predecessor shareholder rights plan which was scheduled to expire on July 23, 2000.

    A copy of the Fourth Amended and Restated Rights Agreement is attached hereto as Exhibit 6 and is incorporated herein by reference. The foregoing description of the changes to the Third Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Fourth Amended Restated Rights Agreement.

Item 2. Exhibits.

    Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

    6.  The Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between the Company and Computershare Investor Services, LLC.

SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

ADOBE SYSTEMS INCORPORATED
By:	/s/ COLLEEN M. POULIOT Name: Colleen M. Pouliot Title: Senior Vice President, General Counsel and Secretary
Dated: July 3, 2000

EXHIBIT INDEX

Exhibit No.	Description
6	The Fourth Amended and Restated Rights Agreement, dated as of July 1, 2000, between the Company and Computershare Investor Services, LLC.

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Preferred Stock Purchase Rights (Title of Class)
AMENDMENT NO. 3 TO FORM 8-A
SIGNATURE
EXHIBIT INDEX